Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Franklin Financial Network, Inc. on Form S-1 of our report dated March 26, 2014 on the consolidated financial statements of Franklin Financial Network, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Brentwood, Tennessee

January 15, 2015